Exhibit 12

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of dollars)

	Year Ended September 30,					Nine Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Earnings:
Earnings before income taxes, minority interests and income from equity investee	$21,729	$26,061	$15,443	$53,394	$56,413	$104,913
Interest expense	67,566	68,299	76,734	82,037	88,484	65,954
Amortization of debt discount and expense	1,616	1,656	1,772	2,049	2,633	2,557
Amortization of debt premium	(2,993)	(3,370)	(3,742)	(3,690)	(3,278)	(2,460)
Estimated interest component of rental expense	9,675	10,150	9,663	10,903	13,991	11,029

	$97,593	$102,796	$99,870	$144,693	$158,243	$181,993

Fixed Charges:
Interest expense	$67,566	$68,299	$76,734	$82,037	$88,484	$65,954
Amortization of debt discount and expense	1,616	1,656	1,772	2,049	2,633	2,557
Amortization of debt premium	(2,993)	(3,370)	(3,742)	(3,690)	(3,278)	(2,460)
Estimated interest component of rental expense	9,675	10,150	9,663	10,903	13,991	11,029

	$75,864	$76,735	$84,427	$91,299	$101,830	$77,080

Ratio of earnings to fixed charges	1.29	1.34	1.18	1.58	1.55	2.36